Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2025 Fourth Quarter and Full Year Financial Results

2025 Delivered the Strongest Adjusted EBITDA Performance in Company History

Highlights:

●	Total revenues increased 20% to $771.0 million

●	Net loss available to stockholders decreased $1.2 million to $34.6 million; including a $23.5 million loss on extinguishment of debt

●	Adjusted EBITDA increased 38% to $126.2 million

●	Net Yield per Available Guest Night increased 14% to $1,335 and Occupancy was 88%

●	Refinanced long-term debt with $675.0 million of 7.00% senior secured notes, extending debt maturity to 2030, and increased the amount available under our revolving credit facility to $60.0 million

●	On February 3, 2026, all outstanding Preferred Stock was converted into 9.0 million shares of Common Stock

NEW YORK, February 26, 2026 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Natalya Leahy, Chief Executive Officer, said “In 2025, we delivered the strongest performance in our company’s history — record guest satisfaction, record yield of $1,335, and record Adjusted EBITDA $126.2 million — while strengthening our balance sheet position. These milestones reflect the power of our mission, the strength of our brand, and the incredible dedication of our team. We're even better positioned to add to our fleet and portfolio of land experience brands.”

FULL YEAR RESULTS

Tour Revenues

Full year tour revenues of $771.0 million increased $126.3 million, or 20%, as compared to a year ago. The increase was driven by a $72.3 million increase at the Lindblad segment and a $54.0 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $495.6 million increased $72.3 million, or 17%, compared to a year ago. The increase was driven by a 2% increase in available guest nights, and a 14% increase in net yield per available guest night to $1,335 due to higher pricing and higher occupancy, 88% in 2025 as compared to 78% a year ago.

Land Experiences tour revenues of $275.4 million increased $54.0 million, or 24%, compared to a year ago primarily due to an increase in guests traveled and higher pricing.

Net Income

Net loss available to stockholders for the full year was $34.6 million, $0.63 per diluted share, as compared with a net loss available to stockholders of $35.8 million, $0.67 per diluted share, in 2024. The $1.2 million decrease primarily reflects improved operating results, partially offset a $23.5 million loss on extinguishment of debt, $13.9 million higher commissions and royalties due to higher revenues and $3.6 million higher stock-based compensation expense.

Adjusted EBITDA

Full year Adjusted EBITDA of $126.2 million increased $35.0 million as compared to 2024 driven by a $20.4 million increase at the Lindblad segment and a $14.6 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $79.8 million increased $20.4 million as compared to 2024, primarily due to increased tour revenues, partially offset by increased marketing spend to drive long-term growth initiatives and increased royalties associated with the expanded National Geographic agreement.

Land Experiences segment Adjusted EBITDA of $46.5 million increased $14.6 million as compared to 2024, due to increased tour revenues, including a full year of results of Thomson Group, partially offset by higher operating and personnel costs related to additional departures, and higher marketing spend to drive future growth.

FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues of $183.2 million increased $34.6 million, or 23%, as compared to the same period in 2024. The increase was driven by a $25.2 million increase at the Lindblad segment and a $9.3 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $115.9 million increased $25.2 million, or 28%, compared to the fourth quarter a year ago. The increase was driven by an 11% increase in net yield per available guest night to $1,279 due to higher pricing and an increase in occupancy, 87% in 2025 as compared to 78% in the fourth quarter a year ago.

Land Experiences tour revenues of $67.2 million increased $9.3 million, or 16%, compared to the fourth quarter a year ago primarily due to an increase in guests traveled and higher pricing.

Net Income

Net loss available to stockholders for the fourth quarter was $24.8 million, $0.45 per diluted share, as compared with net loss available to stockholders of $26.2 million, $0.48 per diluted share, in the fourth quarter of 2024. The $1.4 million decrease primarily reflects improved operating results and $3.5 million lower stock-based compensation expense, partially offset by $3.0 million higher depreciation and amortization expense driven by capital expenditures on vessels, and reorganizational costs.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $14.2 million increased $0.7 million as compared to the same period in 2024 driven by a $2.5 million increase at the Land Experiences segment, partially offset by a $1.8 million decrease at the Lindblad segment.

Lindblad segment Adjusted EBITDA of $4.4 million decreased $1.8 million as compared to the same period in 2024, primarily due to higher operating costs related to additional voyages, increased drydock costs due to timing as compared to prior year, increased royalties associated with the expanded National Geographic agreement and marketing spend to drive long-term growth initiatives, partially offset by increased tour revenues.

Land Experiences segment Adjusted EBITDA of $9.8 million increased $2.5 million as compared to the same period in 2024, due to increased tour revenues, partially offset by increased operating and personnel costs and higher marketing spend to drive future growth.

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2025	2024	Change	%	2025	2024	Change	%
Tour revenues:
Lindblad	$115,928	$90,683	$25,245	28%	$495,642	$423,306	$72,336	17%
Land Experiences	67,253	57,926	9,327	16%	275,377	221,421	53,956	24%
Total tour revenues	$183,181	$148,609	$34,572	23%	$771,019	$644,727	$126,292	20%
Operating income (loss):
Lindblad	$(12,498)	$(13,018)	$520	4%	$7,055	$(2,928)	$9,983	341%
Land Experiences	6,992	5,448	1,544	28%	38,432	24,481	13,951	57%
Total operating (loss) income	$(5,506)	$(7,570)	$2,064	(27)%	$45,487	$21,553	$23,934	111%
Adjusted EBITDA:
Lindblad	$4,354	$6,149	$(1,795)	(29)%	$79,775	$59,400	$20,375	34%
Land Experiences	9,797	7,281	2,516	35%	46,463	31,832	14,631	46%
Total adjusted EBITDA	$14,151	$13,430	$721	5%	$126,238	$91,232	$35,006	38%

Balance Sheet and Liquidity

The Company’s cash and cash equivalents and restricted cash were $289.7 million as of December 31, 2025, as compared with $216.1 million as of December 31, 2024. The increase primarily reflects $111.6 million in cash from operations due primarily to increased bookings for future travel and timing of operating expense payments, and $29.6 million in cash from financing activities primarily related to the $26.8 million in net cash provided by the refinancing of our long-term debt, partially offset by $67.3 million in cash used by investing activities primarily for vessel capital expenditure improvements and for acquisitions.

As of December 31, 2025, the Company had a total debt position of $675.0 million and was in compliance with all of its applicable debt covenants.

Preferred Shares

On January 20, 2026, the Company issued a Notice of Conversion to each holder of the Preferred Stock, providing that the Company intended to exercise its right, pursuant to the terms of the Certificate of Designations of the Preferred Stock, to effect a mandatory conversion (the “Mandatory Conversion”) of all the shares of Preferred Stock. The Company established the effective date of the Mandatory Conversion as February 3, 2026, at which time, all 62,000 outstanding shares of Preferred Stock were converted into approximately 9.0 million shares of Common Stock, in accordance with the terms of the Certificate of Designations.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2026 are as follows:

●	Tour revenues of $800 - $850 million

●	Adjusted EBITDA of $130 - $140 million

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of February 23, 2026, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of February 23, 2026, there were 65.3 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on February 26, 2026, to discuss the earnings of the Company. The conference call can be accessed by dialing 1-800-715-9871 (United States), 1-646-307-1963 (International).

The Access Code is 5396422. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company”) is a leader in global expedition travel, offering immersive, ship- and land-based journeys on all seven continents through its six pioneering brands. In collaboration with National Geographic, Lindblad Expeditions operates and sells ship-based voyages under the National Geographic-Lindblad Expeditions co-brand, allowing guests to explore remote destinations alongside scientists and naturalists, embodying Lindblad’s belief that it isn’t only what travelers see, but how they see it that matters. The Company’s award-winning land-based brands—Natural Habitat Adventures, Off the Beaten Path, DuVine Cycling + Adventure Co., Classic Journeys, and Wineland-Thomson Adventures—provide extraordinary wildlife, cultural, and adventure-focused travel experiences. Driven by a mission to improve the relationship between people and the planet and a decades-long commitment to explore responsibly, the Company connects curious travelers with transformative experiences in some of the planet’s most inspiring places.

To learn more about Lindblad Expeditions Holdings, Inc., its growing portfolio of brands, visit investors.expeditions.com.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) adverse general economic and/or geopolitical factors that, negatively impact the ability or desire of people to travel; (ii) loss of business due to competition; (iii) unscheduled disruptions in our business due to ;travel restrictions, weather events, mechanical failures, pandemics or other events; (iv) increases in fuel prices, changes in fuel consumed and availability of fuel supply in the geographies in which we operate or in general; (v) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vi) the impact of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (vii) management of our growth and our ability to execute on our planned growth, including our ability to successfully close merger and acquisition transactions and integrate acquisitions; (viii) our ability to maintain our relationships with National Geographic and/or World Wildlife Fund; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) our substantial indebtedness and our ability to remain in compliance with the financial and/or operating covenants in such arrangements; (xi) the impact of material litigation, enforcement actions, claims, fines or penalties on our business; (xii) the impact of severe or unusual weather conditions, including climate change, on our business; (xiii) adverse publicity regarding the travel and cruise industry in general; (xiv) the result of future financing efforts; and (xv) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$256,692	$183,941
Restricted cash	33,043	32,202
Prepaid expenses and other current assets	78,145	62,290
Total current assets	367,880	278,433

Property and equipment, net	522,123	518,390
Goodwill	60,609	59,031
Intangibles, net	16,599	15,923
Other long-term assets	12,747	5,128
Total assets	$979,958	$876,905

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$361,481	$318,666
Accrued expenses	76,732	58,054
Accounts payable	22,227	13,860
Lease liabilities - current portion	1,151	1,845
Long-term debt - current portion	3	29
Total current liabilities	461,594	392,454

Long-term debt, less current portion	662,671	625,425
Deferred tax liabilities	2,224	3,537
Other long-term liabilities	6,968	1,024
Total liabilities	1,133,457	1,022,440

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	83,079	78,155
Redeemable noncontrolling interests	47,948	29,424
	131,027	107,579

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 55,421,384 and 54,507,977 issued, 55,323,495 and 54,376,154 outstanding as of December 31, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	126,873	109,473
Accumulated deficit	(411,405)	(362,881)
Accumulated other comprehensive income	-	288
Total stockholder’s deficit	(284,526)	(253,114)
Total liabilities, mezzanine equity and stockholders’ deficit	$979,958	$876,905

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024

Tour revenues	$183,181	$148,609	$771,019	$644,727

Operating expenses:
Cost of tours	109,407	85,391	418,018	362,581
General and administrative	31,363	34,937	129,976	121,013
Selling and marketing	29,994	20,976	114,716	87,018
Depreciation and amortization	17,923	14,875	62,822	52,562
Total operating expenses	188,687	156,179	725,532	623,174

Operating (loss) income	(5,506)	(7,570)	45,487	21,553

Other (expense) income:
Interest expense, net	(10,728)	(11,598)	(45,231)	(45,738)
Gain (loss) on foreign currency	95	(1,017)	1,077	(1,065)
Other (expense) income	(725)	150	409	159
Loss on extinguishment of debt	-	-	(23,492)	-
Total other expense	(11,358)	(12,465)	(67,237)	(46,644)

Loss before income taxes	(16,864)	(20,035)	(21,750)	(25,091)
Income tax expense	5,978	5,154	2,475	3,104

Net loss	(22,842)	(25,189)	(24,225)	(28,195)
Net income (loss) attributable to noncontrolling interest	713	(141)	5,496	2,984
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(23,555)	(25,048)	(29,721)	(31,179)
Series A redeemable convertible preferred stock dividend	1,259	1,187	4,926	4,641

Net loss available to stockholders	$(24,814)	$(26,235)	$(34,647)	$(35,820)

Weighted average shares outstanding:
Basic	55,303,371	54,368,520	54,970,812	53,817,462
Diluted	55,303,371	54,368,520	54,970,812	53,817,462

Undistributed loss per share available to stockholders:
Basic	$(0.45)	$(0.48)	$(0.63)	$(0.67)
Diluted	$(0.45)	$(0.48)	$(0.63)	$(0.67)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	For the years ended December 31,
	2025	2024
Cash Flows From Operating Activities
Net loss	$(24,225)	$(28,195)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	62,822	52,562
Amortization of deferred financing costs and other, net	3,329	3,699
Amortization of right-to-use lease assets	1,734	893
Stock-based compensation	13,461	9,833
Deferred income taxes	(1,262)	2,052
Loss (gain) on foreign currency	(1,077)	1,065
Write-off of unamortized issuance costs related to debt refinancing	7,111	-
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(11,386)	(1,238)
Unearned passenger revenues	39,516	52,966
Other long-term assets	(1,787)	(2,037)
Other long-term liabilities	(462)	-
Accounts payable and accrued expenses	25,475	1,750
Operating lease liabilities	(1,666)	(995)
Net cash provided by (used in) operating activities	111,583	92,355

Cash Flows From Investing Activities
Purchases of property and equipment	(47,745)	(33,520)
Acquisition (net of cash acquired)	(19,522)	(10,559)
Net cash used in investing activities	(67,267)	(44,079)

Cash Flows From Financing Activities
Proceeds from long-term debt	675,000	-
Repayments of long-term debt	(635,036)	(49)
Payment of deferred financing costs	(13,194)	(21)
Proceeds from exercise of options	4,259	0
Repurchase under stock-based compensation plans, related tax impacts and noncontrolling interest distributions	(1,465)	(2,974)
Additional acquisition of redeemable noncontrolling interest	-	(16,721)
Net cash (used in) provided by financing activities	29,564	(19,765)
Effect of exchange rate changes on cash	(288)	288
Net increase in cash, cash equivalents and restricted cash	73,592	28,799
Cash, cash equivalents and restricted cash at beginning of period	216,143	187,344

Cash, cash equivalents and restricted cash at end of period	$289,735	$216,143

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA - Consolidated
	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Net loss	$(22,842)	$(25,189)	$(24,225)	$(28,195)
Interest expense, net	10,728	11,598	45,231	45,738
Income tax expense	5,978	5,154	2,475	3,104
Depreciation and amortization	17,923	14,875	62,822	52,562
(Gain) loss on foreign currency	(95)	1,017	(1,077)	1,065
Other expense (income)	725	(150)	716	(159)
Stock-based compensation	(1,028)	2,470	13,461	9,833
Debt extinguishment	-	-	23,492	-
Legal settlement	1,028	3,000	1,028	3,000
Transaction-related costs	24	655	897	3,913
Reorganization costs	1,710	-	2,543	371
Acquisition gain	-	-	(1,125)	-
Adjusted EBITDA	$14,151	$13,430	$126,238	$91,232

Reconciliation of Operating (Loss) Income to Adjusted EBITDA - Lindblad Segment
	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Operating (loss) income	$(12,498)	$(13,019)	$7,055	$(2,928)
Depreciation and amortization	16,219	13,441	56,891	48,433
Stock-based compensation	(1,073)	2,647	13,113	9,656
Legal settlement	-	3,000	-	3,000
Transaction-related costs	(4)	80	173	868
Reorganization costs	1,710	-	2,543	371
Adjusted EBITDA	$4,354	$6,149	$79,775	$59,400

Reconciliation of Operating (Loss) Income to Adjusted EBITDA - Land Experiences Segment
	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Operating income	$6,992	$5,449	$38,432	$24,481
Depreciation and amortization	1,704	1,434	5,931	4,129
Transaction-related costs	28	575	724	3,045
Stock-based compensation	45	(177)	348	177
Legal settlement	1,028	-	1,028	-
Adjusted EBITDA	$9,797	$7,281	$46,463	$31,832

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the years ended December 31,
	2025	2024
Net cash provided by operating activities	$111,583	$92,355
Less: purchases of property and equipment	(47,745)	(33,520)
Free Cash Flow	$63,838	$58,835

	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Available Guest Nights	76,290	69,040	328,617	323,691
Guest Nights Sold	66,515	53,959	287,830	253,941
Occupancy	87%	78%	88%	78%
Maximum Guests	9,960	8,463	42,866	38,964
Number of Guests	8,828	6,794	37,993	31,489
Voyages	128	95	561	475

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Guest ticket revenues	$96,545	$77,328	$428,349	$373,055
Other tour revenue	19,383	13,355	67,293	50,251
Tour Revenues	115,928	90,683	495,642	423,306
Less: Commissions	(5,172)	(3,367)	(20,521)	(17,157)
Less: Other tour expenses	(13,180)	(7,889)	(36,276)	(27,306)
Net Yield	$97,576	$79,427	$438,845	$378,843
Available Guest Nights	76,290	69,040	328,617	323,691
Gross Yield per Available Guest Night	$1,520	$1,313	$1,508	$1,308
Net Yield per Available Guest Night	1,279	1,150	1,335	1,170

	For the three months ended December 31,		For the years ended December 31,
(In thousands)	2025	2024	2025	2024
Operating income (loss)	$(12,498)	$(13,019)	$7,055	$(2,928)
Cost of tours	71,587	52,769	258,679	230,075
General and administrative	17,973	22,368	83,731	79,995
Selling and marketing	22,647	15,124	89,286	67,731
Depreciation and amortization	16,219	13,441	56,891	48,433
Less: Commissions	(5,172)	(3,367)	(20,521)	(17,157)
Less: Other tour expenses	(13,180)	(7,889)	(36,276)	(27,306)
Net Yield	$97,576	$79,427	$438,845	$378,843

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Cost of tours	$71,587	$52,769	$258,679	$230,075
Plus: Selling and marketing	22,647	15,124	89,286	67,731
Plus: General and administrative	17,973	22,367	83,731	79,995
Gross Cruise Cost	112,207	90,260	431,696	377,801
Less: Commissions	(5,172)	(3,367)	(20,521)	(17,157)
Less: Other tour expenses	(13,180)	(7,889)	(36,276)	(27,306)
Net Cruise Cost	93,855	79,004	374,899	333,338
Less: Fuel Expense	(6,277)	(6,753)	(24,032)	(26,648)
Net Cruise Cost Excluding Fuel	87,578	72,251	350,867	306,690
Non-GAAP Adjustments:
Stock-based compensation	1,073	(2,647)	(13,113)	(9,656)
Legal settlement	-	(3,000)	-	-
Transaction-related costs	4	(80)	(173)	(868)
Reorganization costs	(1,710)	-	(2,543)	(371)
Adjusted Net Cruise Cost Excluding Fuel	$86,945	$66,524	$335,038	$292,795
Adjusted Net Cruise Cost	$93,222	$73,277	$359,070	$319,443
Available Guest Nights	76,290	69,040	328,617	323,691
Gross Cruise Cost per Available Guest Night	$1,471	$1,307	$1,314	$1,167
Net Cruise Cost per Available Guest Night	1,230	1,144	1,141	1,030
Net Cruise Cost Excluding Fuel per Available Guest Night	1,148	1,047	1,068	947
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	1,140	964	1,020	905
Adjusted Net Cruise Cost per Available Guest Night	1,222	1,061	1,093	987

Reconciliation of 2026 Adjusted EBITDA guidance:

(in millions)	Full Year 2026
(Loss) income before income taxes	$(6)	to	$14
Depreciation and amortization	77	to	75
Interest expense, net	43	to	41
Stock-based compensation	11	to	8
Other	5	to	2
Adjusted EBITDA	$130	to	$140

A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

 Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, reorganization costs and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

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Category: Financial

SOURCE Lindblad Expeditions Holdings, Inc.